Exhibit 10.1
New York Mortgage Trust, Inc.
Form of Stock Award Agreement	Page 1

New York Mortgage Trust, Inc.

Form of Stock Award Agreement

THIS AGREEMENT dated the ___ day of July, 2009, between NEW YORK MORTGAGE TRUST, INC., a Maryland corporation (the “Company”), and ________________________________, (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2005 Stock Incentive Plan (the “Plan”), a copy of which has been made available to the Participant.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Stock Award.  Pursuant to the Plan, the Company, on July __, 2009, (the “Date of Grant”) granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, a Stock Award covering _____________ shares of Common Stock of the Company, hereafter described as the “Shares.”

2.           Restrictions.  Except as provided in this Stock Award Agreement (“Agreement”), the Shares are nontransferable and are subject to a substantial risk of forfeiture.

3.           Vesting.  The Participant’s interest in one-third of the Shares granted under this Agreement shall become nonforfeitable and transferable (“Vested”) on the date hereof and each of the first and second anniversaries of the Date of Grant.

4.           Death or Disability. If the Participant’s employment with the Company is terminated due to the death of the Participant, the Shares shall become fully vested and non-forfeitable upon the date of death.  If the Participant’s employment with the Company is terminated due to disability of the Participant, the Shares shall become fully vested and non-forfeitable upon the date of the termination of such Participant’s employment.  For purposes of this Agreement, the term “Disability” means that the Participant is permanently and totally disabled within the meaning of section 22(e)(3) of the Code.

5.           Change in Control.  If there is Change in Control of the Company, the Shares shall become fully vested and non-forfeitable immediately upon the occurrence of the event causing the Change in Control. For purposes of this Agreement, the term Change in Control shall have the meaning ascribed to it in Section 1.06 of the Plan; provided, however, that if any Participant has a separate written employment agreement that specifically defines Change in Control, such definition shall be used for that Participant only.

6.           Forfeiture.  Except as provided in Paragraphs 4 and 5, all Shares that are not then Vested shall be forfeited upon the termination of the Participant’s employment with the Company and its Affiliates.

New York Mortgage Trust, Inc.
Form of Stock Award Agreement	Page 2

7.           Fractional Shares.  Fractional shares shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

8.           Change in Capital Structure.  The terms of this Agreement shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

9.           Governing Law.  This Agreement shall be governed by the laws of the State of Maryland.

10.           Stock Power.  With respect to any Shares that are forfeited in accordance with Paragraph 6 or withheld in accordance with Paragraph 12, the Participant hereby irrevocably appoints the Company’s Chief of Executive Officer and the Company’s Secretary as the Participant’s attorneys to transfer any forfeited Shares on the books of the Company with full power of substitution in the premises.  The Company’s Chief Executive Officer and Secretary shall use the authority granted in this Paragraph 10 to cancel any Shares that are forfeited in accordance with Paragraph 6 or withheld in accordance with Paragraph 12.

11.           Settlement.  Each Share that is earned and vested in accordance with this Agreement shall be settled by the issuance of a whole share of Common Stock.

12.           Tax Withholding.  Vested Shares are treated as compensation and are taxed at normal federal and state income tax rates.  The Participant must also pay Medicare tax (“FICA – HI”) and social security taxes (“FICA- OASDI” and as may be limited by an annual cap of total compensation).  Prior to any release of any vested Shares in the form of Common Stock, cash or a combination thereof, the participant must pay, in advance, all of the Participant’s share of federal and state income and related payroll taxes on such Shares.  Participant hereby consents to whatever the action the Company directs to satisfy the minimum statutory federal and state withholding requirements, if any, which the Company determines are applicable.

Participant’s who are subject to the Company’s Insider Trading Policy are only permitted to trade the Vested Shares during the Company’s open period trading window as established by the Company’s policies and procedures manual, Corporate Governance:  Insider Trading Policy.

13.           Shareholder Rights.  The Participant shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive dividends thereon, from the Date of Grant and prior to a forfeiture of the Shares.  Stock distributed in connection with a Common Stock split or Common Stock dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Shares with respect to which such Common Stock has been distributed.  On and after the date that any Shares are forfeited in accordance with Paragraph 6, the Participant shall have no further rights as a shareholder with respect to the forfeited Shares.  The Company shall retain custody of the certificates evidencing the Shares until the Shares become Vested in accordance with Paragraphs 3, 4 or 5, at which time the Company shall deliver to the Participant a certificate evidencing the Vested Shares.

New York Mortgage Trust, Inc.
Form of Stock Award Agreement	Page 3

14.           No Right to Continued Employment.  This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or an Affiliate nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

15.           Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  Moreover, in the event of any conflict between the provisions of this Agreement and a separate written employment agreement between the Participant and the Company, the provisions of the separate written employment agreement between the Participant and the Company shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.           Participant Bound by Plan.  The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

17.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

NEW YORK MORTGAGE TRUST, INC. By: __________________________________	______________________________________ Participant - Signature ______________________________________ Participant - Handwritten Name